Exhibit 10.37

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into between The telx Group, Inc., a Delaware corporation (the “Company”), and Michael Terlizzi (“Employee”), and shall be effective as of the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of September 20, 2006, by and among GI Partners Fund II, L.P., GI Partners Side Fund II, L.P., Tantamount Acquisition Sub LLC, the Company and J. Todd Raymond, as Representative of the Company Holders (the date on which this Agreement becomes effective being hereinafter referred to as the “Effective Date”)).

1.0 RECITALS.

1.1 The Company desires to employ Employee, and Employee desires to be so employed by the Company, on the terms and subject to the conditions set forth in this Agreement; and

1.2 As an officer of the Company, Employee shall have access to valuable confidential and proprietary information used in the business of the Company, including financial data, customer data, operational data, trade secrets and other intellectual property that if disclosed to or used by competitors or potential competitors would cause irreparable harm to the Company, and as a result, Employee and the Company desire to provide the Company with adequate protection from the unauthorized disclosure or use of the Company’s confidential and proprietary information.

NOW, THEREFORE, in consideration of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Employee agree as follows:

2.0 DEFINITIONS.

2.1 Affiliate: “Affiliate” means, with respect to any party, any corporation, limited liability company, partnership, joint venture, firm and/or other entity which Controls, is Controlled by or is under common Control with such party.

2.2 Board of Directors: “Board of Directors” shall mean the board of directors of the Company.

2.3 Business: “Business” means the operation of “MEET-ME-ROOMs” and network interconnection facilities.

2.4 Code: “Code” means the Internal Revenue Code of 1986, as amended.

2.5 Common Stock: “Common Stock” means common stock, par value $0.00001 per share, of the Company.

2.6 Confidential and Proprietary Information: “Confidential and Proprietary Information” means all proprietary trade secrets and/or proprietary information and any information, concept or idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliate of the Company, or to the Company’s (or any of the Company’s Affiliates’) customers, clients, consultants, Referral Sources (as defined below) or business associates, unless the information (a) is or becomes publicly known through lawful means (other than disclosure by Employee, unless such disclosure by Employee is made in good faith in the course of performing Employee’s duties under this Agreement, or with the express written consent of the Board of Directors) or (b) was known to Employee, or lawfully received by Employee from a third party, without obligation of confidentiality. As used herein, “Referral Source” means any person or entity that, directly or indirectly, refers customers or business to the Company.

2.7 Control: “Control” means (i) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating assets entitled to vote for the election of directors; and (ii) in the case of non-corporate entities (such as individuals, limited liability companies, partnerships or limited partnerships), either (A) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (B) the power to direct the management and policies of the noncorporate entity.

2.8 Covered Entity: “Covered Entity” means every Affiliate of Employee, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Employee has invested in (whether through debt or equity securities), or has contributed any capital or made any advances to, or in which any Affiliate of Employee has an ownership interest or profit sharing percentage, or a firm from which Employee or any Affiliate of Employee receives or is entitled to receive income, compensation or consulting fees or in which Employee or any Affiliate of Employee has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement). The agreements of Employee contained herein specifically apply to each entity which is presently a Covered Entity or which becomes a Covered Entity subsequent to the date of this Agreement. Notwithstanding anything contained in the foregoing provisions to the contrary, the term “Covered Entity” shall not include the Company, any subsidiary of the Company, or any Affiliate of the Company or any such subsidiary.

2.9 Disability: “Disability” shall mean a good faith determination by the Board of Directors that Employee is unable to substantially perform the duties and responsibilities contemplated by this Agreement as a result of physical or mental incapacity, whether total or partial, which inability continues for a period exceeding 90 consecutive days or shorter periods exceeding 90 days in the aggregate during any period of 180 consecutive days.

2.10 Discharge For Cause: “Discharge For Cause” shall mean termination of Employee’s employment by the Company for any one or more of the following: (i) gross negligence or willful misfeasance demonstrated by Employee in the performance of his duties; (ii) refusal to perform, or the willful and continued failure by Employee to substantially perform, any duty or obligation commensurate with Employee’s position assigned to Employee (other than any such failure to perform resulting from Employee’s incapacity due to physical or mental illness), that, in the case of a failure to perform, continues uncured for thirty (30) days following receipt of written notice from the Company that specifically identifies the manner in which the Company believes Employee has not substantially performed any of his duties or obligations hereunder; (iii) Employee engaging in any act of fraud or embezzlement; (iv) Employee engaging in any act of dishonesty or moral turpitude which causes material injury to the Company or any of its Affiliates; (v) Employee willfully breaching in any material respect any material provision of this Agreement or any material employee policy or procedure of the Company, which breach is not cured within thirty (30) days after receipt of written notice from the Company that specifically identifies the manner in which the Company believes Employee has breached any such provision, policy, or procedure (it being understood that (y) each provision of Section 5 is a material provision of this Agreement, and (z) such cure period shall not apply to any breach of any provision of Section 5); (vi) Employee committing, or entering into a plea of guilty or nolo contendere (or its equivalent) to, a felony; or (vii) Employee’s violation of any federal, state or local law applicable to the Company, an Affiliate or their respective businesses which causes material injury to the Company or any of its Affiliates. For purposes of this paragraph, no act, or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

2.11 Discharge Without Cause: “Discharge Without Cause” shall mean the Company’s termination of Employee’s employment hereunder for any reason other than a (i) Discharge For Cause, (ii) termination for Disability or (iii) due to Employee’s death.

2.12 Subsidiary: “Subsidiary” shall mean any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, company or other business enterprise which is Controlled by the Company through direct ownership of the stock or other proprietary interests of such business enterprise or indirectly through the ownership of stock or other proprietary interests in one (1) or more other business enterprises which are connected with the Company by means of one (1) or more chains of business enterprises that are connected by ownership of stock or other proprietary interests.

2.13 Termination For Good Reason: “Termination For Good Reason” shall mean termination by Employee of his employment hereunder as a result of (i) any reduction in Employee’s salary below the Base Salary Amount or failure to timely pay any due and payable portion thereof, (ii) any reduction in the maximum target amount of either the Annual Bonus or the Stretch Bonus or failure to timely pay any due and payable portion thereof, (iii) any material breach by the Company of Section 6.3, Section 6.4, Section 6.6 or Section 6.7, (iv) any material breach by the Company of any indemnification provisions benefiting Employee set forth in the Company’s bylaws or certificate of incorporation in effect on the date of this Agreement (it being understood that such indemnification provisions shall be applicable to Employee regardless of any subsequent amendment or other modification of such provisions, except to the extent that any subsequent amendment or modification of such provisions is required under applicable law) or any indemnification agreement entered into between the Company and Employee from time to time for the benefit of Employee, or (v) any permanent relocation of Employee’s principal place of work specified in Section 3.4.

2.14 Termination Without Good Reason: “Termination Without Good Reason” shall mean termination by Employee of his employment hereunder for any reason other than a Termination For Good Reason.

2.15 Territory: “Territory” means each and every state, county, city or other political subdivision or geographic location in the United States.

3.0 CAPACITIES AND DUTIES.

3.1 Positions: Employee is hereby employed in the capacity of Executive Vice President, Operations of the Company. Employee will at all times abide by the Company’s written personnel policies applicable to similarly situated employees of the Company as in effect from time to time and previously provided to Employee, and will faithfully and to the best of Employee’s ability, experience and talents perform all of the duties that maybe required of and from Employee pursuant to the terms hereof, provided that such duties are consistent with Employee’s positions and level of authority with the Company.

3.2 Exclusive Services: While employed hereunder, Employee agrees to devote Employee’s reasonable best efforts and full business time to rendering services to the Company. Employee is specifically restricted from being employed by any other company, other than a Subsidiary or an Affiliate of the Company, while under the Company’s employ pursuant to this Agreement. Notwithstanding the foregoing, Employee shall be permitted to devote not more than five hours a month to family businesses, provided that such activities do not substantially interfere with his duties hereunder.

3.3 Inventions Assignment: Employee will be required, as a condition of his continued employment with the Company, to sign the inventions assignment agreement attached hereto as Annex A.

3.4 Place of Employment: Employee’s principal place of work shall be located in the Borough of Manhattan, New York, New York.

4.0 EMPLOYMENT AND TERMINATION.

4.1 Employment at Will: Subject to the notice and other applicable provisions set forth in this Agreement, both the Company and Employee shall have the right to terminate Employee’s employment with the Company at any time, whether or not as a result of a Discharge for Cause or Termination For Good Reason, and without prior notice. If Employee’s employment with the Company is terminated, Employee will be eligible to receive severance benefits only to the extent provided in this Agreement.

4.2 Discharge For Cause or Termination Without Good Reason: Upon a Discharge for Cause or Termination Without Good Reason, the Company shall have no obligation to Employee except for payment of any Base Salary, bonus, benefits, and expense reimbursement accrued and unpaid to the effective date of termination and except as otherwise required by law (the “Accrued Obligations”), but any Discharge for Cause shall be without prejudice to the right of Employee to dispute the propriety of such termination. Termination of

Employee’s employment resulting from a Discharge for Cause shall be communicated by delivery to Employee of a written notice from the Company to Employee specifically identifying the grounds under which the Company has concluded that Employee is subject to a Discharge for Cause. The date of Discharge for Cause shall be the date specified in the written notice of Discharge For Cause from the Company to Employee. The date of a Termination Without Good Reason by Employee shall be the date specified in a written notice of resignation from Employee to the Company, provided that Employee shall provide at least 30 days’ advance written notice of his resignation.

4.3 Discharge Without Cause or Termination For Good Reason: Upon a Discharge Without Cause or Termination For Good Reason, (a) Employee shall receive payment of his Accrued Obligations and (b) subject to Employee’s delivery and nonrevocation of an executed, effective general release in the form that is attached hereto as Annex B and continued compliance with the restrictive covenants set forth in Section 5 hereof, Employee shall be entitled to the following benefits (the “Severance Package”): (i) Employee shall receive an amount equal to (A) twice Employee’s Base Salary (if the Discharge Without Cause or Termination For Good Reason occurs during the twelve (12)-month period commencing on the Effective Date) or (B) Employee’s Base Salary (if the Discharge Without Cause or Termination For Good Reason occurs after the twelve (12)-month period commencing on the Effective Date), which in either case shall payable in twelve (12) equal installments during the twelve (12)-month period commencing on the date of Discharge Without Cause or Termination For Good Reason (the “Severance Period”) and (ii) to the extent Employee elects to continue his medical and dental benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA Coverage”) under the Company’s group health plan, the Company shall pay for the cost to continue COBRA Coverage for Employee and his eligible dependents who participated in Employee’s medical and dental plans on the date immediately preceding the date of the Covered Termination, during the Severance Period, or until Employee becomes eligible to participate in another employer health plan, whichever occurs first. Other than the foregoing, Employee shall not be entitled to any payment hereunder for subsequent periods upon Employee’s termination of employment upon a Discharge Without Cause or Termination For Good Reason. The monthly payments payable under this Section shall be payable to Employee in accordance with the Company’s general payroll practices as the same may exist from time to time following a Discharge Without Cause or Termination For Good Reason. Termination of Employee’s employment resulting from a Termination For Good Reason shall be communicated by delivery to the Company of a written notice from Employee which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. The date of Termination For Good Reason shall be the date specified in the written notice of Termination For Good Reason. The date of Employee’s Discharge Without Cause shall be the date specified in a written notice of termination to Employee.

4.4 Termination Due to Disability: In the event of Employee’s Disability, the Company shall be entitled to terminate his employment upon written notice by the Company to Employee. In the case that the Company terminates Employee’s employment due to Disability, the Company shall have no further obligations to Employee, except for payment of the Accrued Obligations through the date of termination.

4.5 Termination Upon Death: This Agreement shall immediately terminate without action or notice by either party upon the death of Employee and without further obligation by the Company, except for payment of the Accrued Obligations through the effective date of termination.

5.0 COVENANTS OF EMPLOYEE

5.1 Confidential and Proprietary Information: While employed with the Company or any of its Affiliates and for a period of twenty-four (24) months thereafter, Employee agrees that he will not, either directly or indirectly, and Employee will not permit any Covered Entity which is Controlled by Employee to, either directly or indirectly, divulge to any person or entity or use any of the Confidential and Proprietary Information, except (i) as required in connection with the performance of such Employee’s duties to the Company, (ii) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Employee or any Covered Entity which is Controlled by Employee, (iii) as required in response to any summons or subpoena or in connection with any litigation, (iv) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Employee or any Covered Entity which is Controlled by Employee, (v) as required in connection with audits or regulatory inquiries, (vi) as is necessary to enforce this Agreement, (vii) to attorneys and other professional advisors for the purpose of seeking their advice, or (viii) with the express written consent of the Board of Directors. In the event that Employee or any such Covered Entity which is Controlled by Employee is required to disclose Confidential and Proprietary Information pursuant to the foregoing exceptions, Employee shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential and Proprietary Information. If the Company does not obtain such relief after a period that is reasonable under the circumstances, Employee (or such Covered Entity) may disclose that portion of the Confidential and Proprietary Information that such party is advised by counsel that it is legally compelled to disclose. In such cases, Employee shall promptly provide the Company with a copy of the Confidential and Proprietary Information so disclosed. Employee shall return all tangible evidence of Confidential and Proprietary Information to the Company prior to or at the termination of his employment, other than copies of records relating to Employee’s compensation, benefits, and similar matters.

5.2 Non-Compete and Non-Solicitation:

(a) Except as otherwise explicitly permitted by the last sentence of this Section 5.2(a), while employed with the Company or any of its Affiliates and for a period of twelve (12) months thereafter, Employee shall not, either directly or indirectly, individually or by or through any Covered Entity, participate in, assist, aid or advise in any way, any business or enterprise that competes with the Business in the Territory (including, without limitation, providing services to any customer or other person or entity in the Territory). Except as otherwise explicitly permitted by the last sentence of this Section 5.2(a), while employed with the Company or any of its Affiliates and for a period of twelve (12) months thereafter, Employee shall not, either directly or indirectly, individually or by or through any Covered Entity, invest in

(whether through debt or equity securities), contribute any capital or make any advances to, take an ownership interest or profit-sharing percentage in, seek to purchase or acquire, or receive income, compensation or consulting fees from, any entity or person involved in the Business in the Territory. Notwithstanding the foregoing, nothing contained in this Section 5.2(a) shall prohibit Employee or any Affiliate of Employee from owning less than five percent (5%) of any class of voting securities publicly held and quoted on a recognized securities exchange or inter-deal quotation system, of any issuer, and no such issuer shall be considered a Covered Entity solely by virtue of such ownership or the incidents thereof.

(b) While employed with the Company or any of its Affiliates and for a period of twenty-four (24) months thereafter, Employee shall not, either directly or indirectly and shall not permit any Covered Entity which is Controlled by Employee to, either directly or indirectly, (i) solicit, or take any other action that is intended to solicit, the business of any customers or Referral Sources with which the Company or any of its Affiliates conducts business or receives referrals or has conducted business or received referrals within the 12 months preceding such solicitation or other action; or (ii) hire, solicit, take away, or attempt to hire, solicit or take away (either on such Employee’s behalf or on behalf of any other person or entity) any person (A) who is then an employee of the Company or any Affiliate of the Company or (B) who has terminated his or her employment with the Company or any Affiliate of the Company within the 12 months preceding such hiring, solicitation or other action.

(c) Employee hereby acknowledges and agrees that the payment of any amount under the Severance Package is conditioned upon Employee’s compliance with the covenants in this Section 5, and that the Company will have the right to withhold payment if Employee is in breach of any of the covenants in this Section 5.

5.3 Enforcement; Remedies: Employee agrees and acknowledges that the Company has a valid and legitimate business interest in protecting the Business in the Territory from any activity prohibited by Section 5 hereof. Employee acknowledges that Employee’s expertise in the Business is of a special and unique character which gives this expertise a particular value, and that a breach of Section 5 hereof by Employee will cause serious and irreparable harm to the Company. Employee therefore acknowledges that a breach of Section 5 hereof by Employee cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, Employee acknowledges that the Company is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement without any requirement to prove actual damages or post a bond. Employee acknowledges, however, that no specification in this Agreement of a particular legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Employee.

5.4 Severability and Modification of Any Unenforceable Covenant. It is the parties’ intent that each of the covenants under this Section 5 be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is also the parties’ intent that if it is determined any of the covenants are unenforceable because of overbreadth, then the covenants shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.

5.5 Tolling. In the event of the breach by Employee of any covenant set forth in Section 5.2 hereof, the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of Employee’s compliance with the covenants.

6.0 COMPENSATION AND BENEFITS. For Employee’s services, the Company agrees to pay Employee compensation as follows:

6.1 Salary: Base salary equal to an annual salary of not less than $160,000 (“Base Salary”) shall be paid to Employee according to the Company’s general payroll practices as same may exist from time to time.

6.2 Annual Bonus: Employee shall be eligible to earn up to an additional $50,000 annually if the Company achieves certain minimum performance objectives to be mutually agreed on by the Company and Employee. Additionally, Employee shall be eligible to participate in an additional bonus pool (the “Stretch Bonus”), of which Employee will be eligible to earn up to an additional $50,000 annually. Not more than 60 days after the Effective Date, the parties shall determine the minimum performance objectives for the annual incentive bonus, the formula for calculating the Stretch Bonus, the periods for which such bonuses are payable, and the payment dates for such bonuses. For purposes of the calculation of Accrued Obligations, a bonus shall be considered accrued and unpaid as of any date only if the period for which such bonus is payable ends on or prior to such date but such bonus has not yet been paid as of such date. Employee acknowledges that Employee shall not be eligible for any bonus for the fiscal year ended December 31, 2006 because Employee is receiving such bonus at the Effective Time.

6.3 Stock Bonus: Not more than 60 days after the Effective Date, the Company shall grant Employee shares of Series B Contingent Preferred Stock (the “Series B Shares”) equal to 0.5% of the outstanding equity securities of the Company as of such date (assuming for such purposes that shares of Series B Shares equal in the aggregate to 15% of the outstanding equity securities of the Company shall be outstanding on such date), such shares to be issued pursuant to the terms and conditions set forth in the agreement evidencing the grant, a copy of which is attached hereto as Annex C, and subject to the provisions of the Stockholders Agreement, a copy of which is attached hereto as Annex D.

6.4 Loans. The Company agrees to make a loan or loans to Employee in an amount that would be necessary for Employee to pay the tax liability attributable to filing a Section 83(b) election under the Code with respect to the Series B Shares. Employee agrees to make such election in a timely manner. Such loan shall bear interest at the applicable federal rate (as defined in the Code) in effect at the time such loan is made. Employee shall repay the full amount of any such loan in four equal annual payments of principal and interest, commencing on the first anniversary of the date on which the loan is furnished.

6.5 Reimbursement of Expenses: The Company shall reimburse Employee for any reasonable business expenses incurred by Employee in the ordinary course of the Company’s business in accordance with the Company’s reimbursement policies then in effect. These expenses shall be substantiated by invoices and receipts, to be submitted by Employee within thirty (30) days after incurrence.

6.6 Benefits: While employed with the Company or any of its Affiliates, Employee shall be entitled to receive all benefits of employment generally available to the Company’s other senior management to the extent Employee is eligible to receive them, including, medical, dental and disability insurance and participation in the Company’s 401 (k) plan, except to the extent that such participation in any benefits plan would, in the reasonable opinion of the Board of Directors, materially alter the intended tax treatment of such plan.

6.7 Vacation: Employee shall be entitled to four weeks of vacation per each calendar year of service, which shall be accrued and used in accordance with the policies of the Company as in effect from time to time.

6.8 Tax Matters: Employee authorizes the Company to make any and all applicable withholdings of federal and state taxes and other items the Company may be required to deduct, as such items may exist under this Agreement or otherwise from time to time.

7.0 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and his heirs, executors, administrators, and permitted assigns and the Company and its successors and permitted assigns. Except for any assignment of rights to receive consideration hereunder by or to Employee’s estate made upon the death of Employee, Employee shall not have any right to assign or otherwise transfer this Agreement or any of Employee’s rights, duties or any other interest herein to any party without the prior written consent of the Company, and any such purported assignment shall be null and void. Except for the right to assign any or all of its rights and obligations under this Agreement to any of its Affiliates or to its lenders as collateral security, the Company shall not have any right to assign or otherwise transfer this Agreement or any of the Company’s rights, duties or any other interest herein to any party without the prior written consent of Employee, and any such purported assignment shall be null and void. To the extent that the Company assigns its rights and obligations hereunder, the Company shall not be relieved of its obligations hereunder in respect of any such assignment.

8.0 SURVIVAL OF RIGHTS AND OBLIGATIONS. The rights and obligations of the parties as stated herein shall survive the termination of this Agreement to the extent set forth herein.

9.0 ENTIRE AGREEMENT.

9.1 Sole Agreement: This Agreement (including any attachments and exhibits hereto) contains the parties’ sole and entire agreement regarding the subject matter hereof, and supersedes any and all other agreements, understandings, statements and representations of the parties, including, but not limited to, any employment agreement or other agreement regarding Employee’s compensation or terms of employment entered into prior to the Effective Date.

9.2 No Other Representations: The parties acknowledge and agree that, except for those representations specifically referenced herein, no party has made any representations (a) concerning the subject matter hereof or (b) inducing the other party to execute and deliver this Agreement. The parties have relied on their own judgment in entering into this Agreement.

10.0 MODIFICATIONS OR WAIVERS. Waivers or modifications of this Agreement, or of any covenant, condition, or limitation contained herein, are valid only if in writing duly executed by the parties hereto.

11.0 GOVERNING LAW. This Agreement shall be governed pursuant to the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

12.0 SEVERABILITY. In the event that any provision or term of this Agreement, or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in this Agreement) is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable laws.

13.0 INTERPRETATION; SECTION HEADINGS. The section and subsection heading of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

14.0 NOTICES. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, (iii) if given by overnight courier with receipt acknowledgment requested, the next business day following the date sent, or (iv) if given by facsimile or telecopy, upon confirmation of transmission by facsimile or telecopy, in each case to the parties at the following addresses:

To the Company:	The telx Group, Inc.
17 State Street
33rd Floor
New York, NY 10004

with copies to:	GI Partners Fund II, L.P.
2730 Sand Hill Road
Suite 280
MenloPark, CA 94025
Facsimile: (650) 233-3601
Attention: Eric Harrison

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 64025
Facsimile: (650) 463-2600
Attention: Robert A. Koenig, Esq.

To Employee:	Michael Terlizzi
[Address]

with a copy to:	Duane Morris LLP
380 Lexington Avenue
New York, New York 10168
Facsimile: (212) 692-1020
Attention: Robert J. Hasday, Esq.

15.0 JOINT PREPARATION. All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel. This Agreement is therefore deemed to have been jointly prepared by the parties, and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

16.0 THIRD-PARTY BENEFICIARIES. Except as provided in Section 7.0, no term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization, corporation or entity not a party hereto, and no such other person, firm, organization, corporation or entity shall have any right or cause of action hereunder.

17.0 ARBITRATION.

17.1 Any controversy, claim, cause of action, in law or equity, or dispute involving the parties (or their affiliated persons or entities) directly or indirectly concerning this Agreement, or the subject matter thereof, including its enforcement, performance, breach, or interpretation, shall be resolved solely and exclusively by final and binding arbitration held in New York, New York by one (1) arbitrator in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply New York law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective Affiliates, and there shall be no appeal therefrom other than from gross negligence or willful misconduct. Notwithstanding the foregoing, claims regarding worker’s compensation and unemployment compensation benefits shall not be subject to arbitration under this Agreement. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements.

17.2 The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in any appropriate state court in New York County, New York, and in connection with such action to compel, the laws of New York shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

17.3 Notwithstanding the foregoing, (a) the Company and Employee shall be entitled to seek injunctive relief, in any court of competent jurisdiction, to enforce this Agreement, and (b) this Section 17.0 shall not limit the right of the Company to seek judicial relief pursuant to Section 5.3 of this Agreement without prior arbitration.

18.0 COOPERATION AND FURTHER ACTIONS. The parties agree to perform any and all acts and to execute and deliver any and all documents necessary or convenient to carry out the terms of this Agreement.

19.0 COUNTERPARTS. This Agreement may be executed in counterparts, including electronically transmitted counterparts, each of which shall be deemed an original and both of which shall be considered one and the same instrument.

20.0 INTERNAL REVENUE CODE SECTION 409A. The parties hereby acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including, without limitation, any such regulations or other guidance that may be issued after the Effective Date, so as to not reduce the economic benefit of this Agreement to Employee as a result of Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company or Employee reasonably determines that Section 409A would reduce the economic benefit of this Agreement to Employee, (a) the Company and Employee shall work together in good faith to amend this Agreement and to formulate appropriate Company policies and procedures, including amendments and policies with retroactive effect, to eliminate such reduction and (b) the Company shall take such actions as Employee shall reasonably request to eliminate such reduction, provided that (i) such actions do not result in material additional cost or expense to the Company (the parties agree that the acceleration of payments to Employee shall not constitute material additional cost or expense to the Company) or (ii) Employee agrees to reimburse the Company for such material additional cost or expense.

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IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the Effective Date.

THE TELX GROUP, INC. a Delaware corporation

By:	/s/ Rory J. Cutaia
Name:	Rory J. Cutaia
Title:	President and CEO

EMPLOYEE

/s/ Michael Terlizzi
Michael Terlizzi